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                                                                     Exhibit 8.1
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                   [Goodwin, Procter & Hoar  LLP Letterhead]



                                 June 22, 1998


TriNet Corporate Realty Trust, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111

     Re:  REIT Qualification
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Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to TriNet Corporate Realty Trust, Inc. (the "Company") in connection with the Company's Registration Statement filed with the Securities and Exchange Commission on Form S-3 relating to 258,894 shares of its common stock, $.01 par value per share, that may be issued by the Company from time to time in redemption of units of limited partnership in TriNet Sunnyvale Partners, L.P. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     In rendering the following opinion, we have reviewed and relied upon a copy of the Company's federal income tax return on Form 1120 - REIT, for each of its taxable years ended December 1993, December 1994, December 1995 and December 1996. We assume that each of the foregoing returns were timely filed following timely filing of application for automatic extension of time to file such returns. We have examined the Articles of Incorporation and Bylaws of the Company, each as amended, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

     We have reviewed and relied upon the Registration Statement and the descriptions set forth therein, or incorporated by reference, of the Company and its investments and activities. We have relied upon the representations of officers of the Company dated on or about this date (the "Certificate"), regarding the manner in which the Company has been and will continue to be owned and operated. We have not made an independent investigation of any of the facts set forth in any of the above-referenced documents including the Certificate. Except as regards the federal income tax requirements relating to the taxation of the Company as a REIT, which is the subject of this opinion and with regard to which officers of the Company have certified to the factual matters relating to the Company's compliance, we assume that the Company has
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been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement are true.

     In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below including the representations contained in the Certificate, but excluding representations made to us in prior certificates which may no longer accurately reflect the Company's assets or operations solely on account of the Company's having subsequently (i) acquired properties not referred to therein or
(ii) disposed of properties specifically referred to therein, as the case may be, and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     The conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing, we are of the opinion that

     1. Commencing with the Company's taxable year ended December 31, 1993, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust," and its method of operation, as described in the Registration Statement and set forth in the Certificate, has enabled the Company to meet and, provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT, will enable it to continue to meet the
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        requirements for qualification and taxation as a "real estate investment trust" under the Code.

     2. The statements in the Registration Statement set forth under the captions "Description of Units and Redemption of Units -- Tax Consequences of Redemption" and "Federal Income Tax Considerations," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

     We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. Moreover, as indicated above, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements. You should recognize that our opinion is not binding on the IRS and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

     We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Goodwin, Procter & Hoar  LLP


                                    GOODWIN, PROCTER & HOAR  LLP